Exhibit 21.1

LIST OF SUBSIDIARIES
OF
CROWDSTRIKE HOLDINGS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
CrowdStrike, Inc.	Delaware
CrowdStrike UK Limited	United Kingdom
CrowdStrike Israel R&D Ltd.	Israel
CrowdStrike India Private Limited	India
CrowdStrike GmbH	Germany
A.S. Adaptive Shield Ltd.	Israel
CrowdStrike Australia Pty Limited	Australia
Onum Technology Inc.	Delaware
Onum Technology Inc. Sucursal en España	Spain
CrowdStrike Spain S.L.	Spain
CrowdStrike Canada ULC	Canada
CrowdStrike Singapore Pte. Ltd.	Singapore